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                                    EXHIBIT 1


                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT


ITEM 1.      NAME AND ADDRESS OF COMPANY

             Breakwater Resources Ltd.
             Suite 950, 95 Wellington Street West
             Toronto, Ontario M5J 2N7
             (the "Company")

ITEM 2.      DATE OF MATERIAL CHANGE

             March 7, 2005

ITEM 3.      NEWS RELEASE

             A news release regarding the material change was issued in Toronto, Ontario on March 7, 2005 through Canada NewsWire.

ITEM 4.      SUMMARY OF MATERIAL CHANGE

             The board of directors of the Company appointed Mr. Grant Edey as a director and Chair of the Audit Committee.

ITEM 5.      FULL DESCRIPTION OF MATERIAL CHANGE

             The press release dated March 7, 2005 is attached.

ITEM 6.      RELIANCE ON SUBSECTION 7.1(2) OR 3) OF NATIONAL INSTRUMENT 51-102

             Not applicable.

ITEM 7.      OMITTED INFORMATION

             Not applicable.

ITEM 8.      EXECUTIVE OFFICER

             Priya Patil
             Corporate Counsel and Asst. Corporate Secretary
             Breakwater Resources Ltd.
             Suite 950, 95 Wellington Street West
             Toronto, Ontario M5J 2N7

             Telephone: (416) 363-4798 Ext. 275

ITEM 9. -    DATE OF REPORT

             March 11, 2005


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[LOGO] Breakwater Resources Ltd.
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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
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MEDIA RELEASE

                BREAKWATER RESOURCES LTD. APPOINTS A NEW DIRECTOR

Toronto, Canada, March 7, 2005 ... Mr. Ned Goodman, the Chairman of the Board of Directors of BREAKWATER RESOURCES LTD. (TSX - BWR) (the "Company") is pleased to announce the appointment of Mr. Grant Edey as a director of the Company. Mr. Edey has also been appointed to Chair the Audit Committee of the Company.

Mr. Edey brings a wealth of public company experience to the Company. He is the Chief Financial Officer of IAMGold Corporation and has held positions with Repadre Capital Corporation, Strathcona Mineral Services Limited, TransCanada Pipelines Limited, Eldorado Nuclear Limited, Rio Algom Limited and INCO Limited.

Mr. Edey is a graduate of Ivey School of Business where he earned his M.B.A. and Queen's University where he majored in Mining Engineering.

Breakwater is a mineral resource company engaged in the acquisition, exploration, development and mining of base metal and precious metal deposits in the Americas and North Africa. Breakwater has four producing zinc mines: the Myra Falls mine in British Columbia, Canada; the Bougrine mine in Tunisia; the El Mochito mine in Honduras; and the El Toqui mine in Chile. The Company also owns the Langlois mine in Canada, which is currently on a care and maintenance program and being prepared for the development program to bring the mine back into production.

For further information please contact:

Garth A.C. MacRae                            Priya Patil
President and Chief Executive                Corporate Counsel and Asst.
Officer                                      Corporate Secretary
(416) 363-4798 Ext. 269                      (416) 363-4798 Ext. 275